Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN:

CELATOR TECHNOLOGIES INC.

Suite 200· 504 West Broadway

Vancouver, British Columbia V5Z IG3

(the “Corporation”)

AND;

DAVID WOOD

#135 -1770 128th Street

Surrey, BC V4A 8Y3

(“Mr. Wood”)

WHEREAS:

A:	The Corporation wishes to employ Mr. Wood as its Head of Finance and Corporate Development, and Mr. Wood wishes to be employed by the Corporation in that capacity.

Therefore, in consideration for the promises made by each party to the other in this Agreement, the parties agree as follows.

1.	Position and Duties. Mr. Wood will be employed by and will serve the Corporation as its Head of Finance and Corporate Development, having all the duties, functions, and responsibilities that are customarily performed as Head of Finance and Corporate Development of a corporation engaged in a business similar to that of the Corporation. Mr. Wood will also have human resources duties.

2.	Term. This Agreement commences on April 21, 2003 (the “Effective Date”) and will continue until terminated as provided in this Agreement.

3.	Authorization to work in Canada. Mr. Wood hereby represents that there is no legal impediment to his working in Canada.

4.	Service to Corporation. At all times during Mr. Wood’s employment with the Corporation, Mr. Wood will use his best efforts to:

(a)	well and faithfully serve the Corporation;

(b)	act in, and promote, the best interests of the Corporation;

(c)	devote substantially the whole of his working time, attention and energies to the business and affairs of the Corporation;

(d)	comply with all the terms of this Agreement and any schedules attached hereto;

(e)	comply with all rules, regulations, policies and procedures of the Corporation; and

(f)	not, without the prior approval of the Corporation, carryon or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except us a volunteer [or a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of Mr. Wood’s duties under this Agreement.

5.	Base Salary. The Corporation will pay Mr. Wood a base salary in the amount of $125,000 (one hundred twenty five thousand Canadian dollars) per year, as may be increased from time to time. The Company will deduct and remit all required statutory deductions. Mr. Wood will be eligible to be considered for a bonus if bonus programs are implemented by the Corporation.

6.	Benefits.

(a)	The Corporation will make available to Mr. Wood the group benefits package that it makes available to its employees in its Vancouver office. While the Corporation will make this group benefits package available to Mr. Wood, Mr. Wood hereby acknowledges that he understands that entitlement to and eligibility for benefits are matters determined solely by the insurers, and that the Corporation makes no promise to Mr. Wood about eligibility for or entitlement to benefits. Mr. Wood also hereby acknowledges that he understands that the components of the group benefits plan may be amended, modified or terminated from time to time by the Corporation in its sole discretion, and that this may include terminating or changing carriers.

(b)	The Corporation will pay Professional Dues on Mr. Wood’s behalf to the Society of Management Accountants.

(c)	In order to facilitate Mr. Wood’s move to the Vancouver area, the Corporation will reimburse Mr. Wood for up to a maximum of $15,000 (Fifteen thousand Canadian dollars) for expenses that Mr. Wood incurs in moving, tax consultations, and temporary housing. This is a one-time reimbursement by the Company, and the total amount available under this paragraph is $15,000.

7.	Vacation. Mr. Wood is entitled to take up to 20 paid vacation days per calendar year. In 2003, Mr. Wood’s vacation entitled will be prorated to 14 paid vacation days. The process for scheduling vacation is as follows: Mr. Wood will advise the Corporation with as much notice as possible as to when he would like to schedule his vacation. The Corporation will make all reasonable efforts to accommodate Mr. Wood’s request as to the timing of his vacation, but there may be situations where the Corporation must insist that Mr. Wood schedule his vacation for a different time, due to operational requirements.

8.	Reimbursement for Expenses. During Mr. Wood’s employment under this Agreement, the Corporation will reimburse Mr. Wood for reasonable travelling and other expenses that Mr. Wood actually and properly incurs in connection with the performance of his duties and functions. In order to claim such reimbursement, Mr. Wood must keep proper accounts and present to the Corporation statements, receipts, vouchers and/or other supporting documents within 30 days after the date the expenses are incurred.

9.	Stock Options.

(a)	Upon signing this Agreement, the Corporation will grant Mr. Wood the option to purchase 75,000 Common Shares at the strike price of $O.181 per Common Share.

(b)	In addition, depending upon Mr. Wood’s performance during the first year of Mr. Wood’s employment, the Corporation may grant Mr. Wood an additional 25,000 performance based options (at the same strike price of $0.181 per Common Share) after Mr. Wood has completed one year of employment with the Company. If granted, these additional options will be treated in the same way for all purposes (including vesting in equal annual installments over 3 years from the date of grant; exercise period, term; and termination) as the initial 75,000 options—i.e. if these additional performance based options are granted, the remainder of this Section 9 will apply to them with the same force as it applies to the initial 75,000 options.

(c)	Mr. Wood’s options will vest in equal annual installments over 3 years.

(d)	In the event of a Change of Control (as defined later in this Agreement), all unvested options granted to Mr. Wood will vest effective the date of the Change of Control.

(e)	All aspects of stock options, including vesting, exercise period, term, and termination are governed by the Stock Option Agreement that Mr. Wood will enter into with the Corporation, and the Celator Incentive Stock Option Plan dated December 19, 2002 (the “Plan”). In the event of any discrepancy between this Agreement, the Stock Option Agreement, and/or the Plan, the provisions of the Plan will apply.

10.	Compliance with Insider Trading Guidelines and Restrictions. As a result of Mr. Wood’s position with the Corporation, Mr. Wood is or may in the future be subject to insider trading regulations and restrictions and is or may be required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Corporation. The Corporation may from time to time publish and modify trading guidelines and restrictions for its employees, officers and directors as are considered by the board of directors of the Corporation, in its discretion, prudent and necessary for a publicly listed corporation. It is a tern of Mr. Wood’s employment that he comply with such guidelines and restrictions.

11.	No Other Compensation or Benefits. Mr. Wood expressly acknowledges and agrees that unless otherwise expressly agreed in writing by the Corporation subsequent to execution of this Agreement by the parties hereto, Mr. Wood shall not be entitled by reason of his employment by the Corporation or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

12.	Termination By Mr. Wood. Mr. Wood may resign at any time, but only by giving the Corporation at least 1 month’s prior written notice of the effective date of such resignation. On the giving of any such notice, the Corporation shall have the right to waive the one month notice period, have Mr. Wood cease his employment immediately or at a specified time prior to the end of the one month notice period, and pay Mr. Wood for the one month notice period or remainder of such, as applicable, plus other sums owed to Mr. Wood. In this case, Mr. Wood’s resignation and the termination of Mr. Wood’s employment shall be effective on the date the Corporation waives the one month notice period (or remainder).

13.	Termination By Mr. Wood in the Event of Change of Control.

(a)	For the purpose of this Agreement: “Change of Control” means the following event:

(i)	the sale, transfer or other disposition of all or substantially all of the assets of the

Corporation. The parties agree that an initial public offering and subsequent purchase and sale of the shares of the Corporation do not amount to a sale, transfer or other disposition of all or substantially all of the assets of the Corporation for the purpose of this paragraph.

If, within 12 months of a Change of Control, Mr. Wood elects to resign Mr. Wood’s employment relationship with the Corporation, the Corporation will pay to Mr. Wood a lump sum in the amount of 6 months Base Salary, less all required deductions.

14.	Termination By the Corporation Without Cause.

(a)	The Corporation may terminate Mr. Wood’s employment at any time without cause by providing Mr. Wood with 6 months’ notice or pay in lieu thereof in a lump sum or in the form of salary continuance payments equivalent to Mr. Wood’s Base Salary during the 6 month notice period. It is in the Corporation’s sole discretion as to whether Mr. Wood will receive notice or pay in lieu thereof (or a combination thereof), and if the Corporation determines that it will provide pay in lieu of notice, it is in the Corporation’s sole discretion to determine whether that will be in the form of a lump sum or salary continuance.

(b)	If the Company elects salary continuance, and if during the notice period, Mr. Wood obtains a new source of remuneration, whether through an office, new employment, a contract for him to provide consulting or other services, a new business or any position analogous to any of the foregoing, the salary continuance payments described in clause (a) will cease immediately, and Mr. Wood will be entitled to no further compensation from the Corporation (other than any compensation required to ensure that Mr. Wood receives the minimum compensation in lieu of notice to comply with the Employment Standards Act).

(c)	Mr. Wood’s benefits will cease effective the day Mr. Wood’s active employment with the Corporation ends, and from that date forward, if Mr. Wood wishes to obtain replacement coverage or convert any policy to his private policy, it is entirely his obligation to do so, and the Corporation has no obligation in this regard.

(d)	If Mr. Wood is successful in any action claiming wrongful dismissal or constructive dismissal against the Corporation, he hereby agrees that he will only be entitled to damages in the amount of 6 months’ Base Salary, less any amounts earned by Mr. Wood in mitigation during the 6 months following termination. In the event that Mr. Wood commences any action against the Corporation for breach of any aspect of this Employment Agreement, the parties agree that the party that prevails in such an action will be entitled to “costs” in accordance with the provisions of the British Columbia Rules of Court.

15.	Termination for Cause. The Corporation may terminate Mr. Wood’s employment for cause at any time without any notice, severance or other payments. If the Corporation terminates for cause, and a Court later determines that the Corporation did not have cause, Mr. Wood hereby agrees that he will only be entitled to damages in the amount of 6 months’ Base Salary, less any amounts earned by Mr. Wood in mitigation during the 6 months following termination.

16.	Return of Property. Forthwith upon the termination of Mr. Wood’s active employment with the Corporation, for any reason, Mr. Wood will return to the Corporation and deliver up to the

Corporation all of the Corporation’s property that is within Mr. Wood’s possession or control.

17.	No Additional Compensation upon Termination. It is agreed that Mr. Wood shall not, as a result of the termination of his employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, Mr. Wood’s employment and/or the termination of Mr. Wood’s employment other than what is specified or provided for in this Agreement.

18.	Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of Mr. Wood’s employment by the Corporation, Mr. Wood and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule A.

19.	Conflicts of Interest. During Mr. Wood’s employment with the Corporation:

(a)	Mr. Wood shall not, without the Corporation’s consent, hold any office, acquire any property or enter into any contract, arrangement, understanding or transaction with any other person or entity that would in any way conflict or interfere with this Agreement or Mr. Wood’s duties or obligations under this Agreement or that would otherwise prevent Mr. Wood from performing his obligations hereunder. Mr. Wood hereby represents and warrants that as of the Effective Date neither he nor his Associates (as hereinafter defined) hold any such office, have acquired any such property, or have entered into any such contract, arrangement, understanding or transaction.

(b)	Mr. Wood shall promptly, fully and frankly disclose to the Corporation in writing:

(ii)	the nature and extent of any interest he or his Associates have or may have, directly or indirectly, in any contract, arrangement, understanding or transaction or proposed contract, arrangement, understanding or transaction with the Corporation or any subsidiary or affiliate of the Corporation; and

(iii)	(ii) every office he may hold or acquire, and every property he or his Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or Mr. Wood’s duties and obligations under this Agreement, and following such disclosure the Corporation may, in its sole discretion, determine that a conflict of interest exists and require Mr. Wood to eliminate such conflict of interest.

In this Agreement, “Associates” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Company Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include Mr. Wood’s spouse, children, parents, brothers und sisters.

20.	Provisions Reasonable. Mr. Wood acknowledges and agrees that:

(a)	both before and since the Effective Date the Corporation has operated and competed and will operate and compete in a global market;

(b)	competitors of the Corporation are located globally;

(c)	in order to protect the Corporation adequately, any restrictive must apply globally;

(d)	during the course of his employment with the Corporation, Mr. Wood will acquire knowledge of, and will come into contact with, initiate and establish relationships with both existing and new clients, customers, suppliers, principals, contacts and prospects of the Corporation, and that in some circumstances Mr. Wood may well become the senior or sole representative of the Corporation dealing with such persons; and

(e)	in light of the foregoing, the provisions of Section 21 (Restrictive Covenant) below are reasonable and necessary fur the proper protection of the business, property and goodwill of the Corporation.

21.	Restrictive Covenants. Mr. Wood agrees that he will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, partnership, trust, syndicate, unincorporated association, governmental body or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, during his employment with the Corporation and continuing for a period of 12 months after the date that his active employment ends with the Corporation (his active employment ends with the Corporation on the date that he is no longer required to attend at work or perform work-related duties for the Corporation, even though he may be receiving salary continuance payments):

(a)	carryon or be engaged in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that is involved in a business that is competitive with or similar to the Corporation or any product or service of the Corporation; provided, however, that the foregoing will not prohibit Mr. Wood from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as Mr. Wood is not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)	approach or contact any client of the Corporation for the purpose of inducing that client to reduce the client’s level of business with the Corporation or to encourage the client to start doing business or to increase the client’s level of business with any other person or entity when such a change may negatively affect the opportunity of the Corporation to maintain or increase its level of business with the client; or

(c)	persuade or attempt to persuade any employee(s) of the Corporation to leave employment with the Corporation.

22.

Remedies. Mr. Wood acknowledges and agrees that any breach or threatened breach of any of the provisions of Section 18 (Confidentiality and Assignment Inventions); Schedule A; or Section 21 (Restrictive Covenants) may cause irreparable harm to the Corporation or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event or a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable or other relief, including an accounting of all Mr. Wood’s profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 22 are in addition to, and not in substitution for, any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.

23.	Legal Fees. In the event that the Corporation is successful in obtaining an injunction or with respect to any action in respect of a breach of this Agreement by Mr. Wood (including a breach of any Schedule attached hereto), Mr. Wood hereby agrees to pay the Corporation the full amount of the legal fees incurred by the Corporation in pursuing such an action against Mr. Wood.

24.	Binding Effect. This Agreement shall be binding upon and enure to the benefit of the Corporation and its successors and assigns. Mr. Wood’s rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall be binding upon and enure to the benefit of Mr. Wood’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

25.	Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

26.	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

27.	Entire Agreement. The terms and conditions of this Agreement are in addition to, and not in substitution for, the obligations, duties and responsibilities imposed by law on employees of corporations generally, and Mr. Wood agrees to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by Mr. Wood and the Corporation. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

28.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

29.	Surviving Obligations. Mr. Wood’s obligations and covenants under Section 18 (Confidentiality and Assignment of Inventions), Schedule A to this Agreement, Section 20 (Provisions Reasonable), Section 21 (Restrictive Covenant), Section 22 (Remedies), Section 23 (Legal Fees); Section 24 (Binding Effect), Section 2S (Agreement Confidential), Section 26 (Governing Law), Section 27 (Entire Agreement), Section 28 (Further Assurances), Section 29 (Surviving Obligations), Section 30 (Fiduciary Capacity), Section 33 (Severability) and Section 34 (Waiver) shall survive the termination of this Agreement.

30.	Fiduciary. Mr. Wood accepts and acknowledges that due to his position with the Corporation, he is employed in a fiduciary capacity for all purposes.

31.	Independent Legal Advice. Mr. Wood hereby acknowledges that Mr. Wood has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge; that Mr. Wood has read, understood, and agreed to be bound by all of the terms and conditions contained herein.

32.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at their addresses as set out below:

To David Wood

#135 -1770 128th Street

Surrey, BC V4A 8V3

Facsimile: •

To the Corporation at its office:

Suite 200 -604 West Broadway

Vancouver, British Columbia V5Z IG3

Facsimile: 604 708 5883

Attention: Chief Executive Officer

Any notice delivered or sent by facsimile shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

33.	Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceabIe provision or part had never been contained herein.

34.	Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

35.	Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an Original, and such counterparts will together constitute but one Agreement. This Agreement may be executed and transmitted by facsimile transmission with the same effect as if the parties had delivered an executed original Agreement.

36.	Time is of the Essence. Time is of the essence in this Agreement.

IN WITNESS WHEREOF the parties have entered into this Agreement on this      day of

Duly executed on behalf of

CELATOR TECHNOLOGIES INC.

[signature block – insert here]

SCHEDULE A

CONFIDENTIALITY AGREEMENT AND

ASSIGNMENT OF INVENTIONS

The purpose of this Schedule is to confirm and record the terms of the agreement (the “Confidentiality and Assignment Agreement”) between Mr. Wood and the Corporation concerning the terms on which Mr. Wood will (i) receive from and disclose to the Corporation proprietary and confidential information; ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Confidentiality and Assignment Agreement; and (iii) assign to the Corporation all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by Mr. Wood during Mr. Wood’s involvement in any capacity, with the Corporation.

1.	INTERPRETATION

1.1	Definitions. In this Confidentiality and Assignment Agreement:

(a)	The “Business of the Corporation” is dynamic, and is currently anti-cancer drug research and development. The Business of the Corporation also includes any business in which the Corporation may from time to time be engaged.

(b)	“Confidential Information”, subject to the exemptions set out in Section 2.7, shall mean any information relating to the Corporation and/or the Business of the Corporation, whether in written, graphic, oral, physical or electronic form, and whether or not conceived, originated, discovered, or developed in whole or in part by Mr. Wood and:

(i)	from which the Corporation derives economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Corporation otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include all information:

(iii)	licensed to, acquired, used or developed by the Corporation in its research and development activities including but not restricted to information in respect of scientific strategies and concepts, designs, technical information, material. formulas, processes, techniques, systems, research data and proprietary rights in the nature of copyrights, patents, trademarks, licences and industrial designs; programs, devices, concepts, inventions, discoveries, ideas, know-how, designs, methods, processes, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(iv)

relating to the Business of the Corporation and to all other aspects of the Corporation’s structure, personnel and operations, including financial, clinical, research, regulatory, marketing, sales, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence, operating capabilities, current products, new product;

(v)	relating to the businesses of competitors of the Corporation including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, research, regulatory, marketing, advertising and commercial strategies;

(vi)	provided by the Corporation’s agents, consultants, lawyers, contractors, licensors or licensees to the Corporation and relating to the Corporation’s Business;

(vii)	relating to Mr. Wood’s Work Product (as defined later);

(viii)	received by the Corporation from third parties subject to an obligation of confidentiality;

(ix)	relating to Mr. Wood’s compensation and benefits, including Mr. Wood’s salary, vacation, stock options, perquisites, severance notice, rights on termination and all other compensation and benefits, except that Mr. Wood shall he entitled to disclose such information to his bankers, advisors, agents, consultants and other third parties who have a duty of confidence to Mr. Wood and who have a need to know such information in order to provide advice, products or services to Mr. Wood; and

(x)	all analyses, compilations, notes, reports or other documents and writings prepared or derived therefrom, and unique combinations of separate items that may or may not be generally known and items provided or disclosed to the Corporation by third parties subject 10 restrictions on use or disclosure.

(c)	“Inventions” means any and all inventions, discoveries, developments, structures, designs, protocols, biochemical strategies, biological materials. formulations, compositions, analytical methodology, chemical and quality control procedures, devices, know-how, technologies, techniques, systems, methods, products, processes, algorithms, concepts, formulas, processes, ideas, writings, trade names, business names, logos, design marks or other proprietary marks, technical research and manufacturing data, trade secrets or utility models in any stage of development, whether or not patentable and whether or not reduced to practice, and all improvements, modifications, derivative works from, other rights in and claims related to, any of the foregoing. Any idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited, or reduced to practice by Mr. Wood or with his aid within one (1) year after the end his active employment with the Corporation.

(d)	“Work Product” means any and all Inventions and possible Inventions resulting from any work performed by Mr. Wood, alone or with others, for the Corporation. As a matter of record, Mr. Wood hereby acknowledges that prior to his involvement with the Corporation he did not invent or co-invent any Inventions relating to the Business of the Corporation.

2.	CONFIDENTIALITY

2.1	Obligation of Confidentiality. Mr. Wood hereby acknowledges and agrees that in the course of his involvement with the Corporation, the Corporation may disclose to him or he may otherwise have access to or be exposed to Confidential Information. Mr. Wood agrees to receive and hold all Confidential Information on the terms und conditions set out in this Confidentiality and Assignment Agreement. Except as set out in this Confidentiality and Assignment Agreement, Mr. Wood will keep strictly confidential all Confidential Information and all other information belonging to the Corporation that Mr. Wood receives, observes or is informed of, directly or indirectly, in connection with his involvement, in any capacity, with the Corporation.

2.2	Fiduciary Capacity. Mr. Wood will be and act toward the Corporation as a fiduciary in respect of the Confidential Information.

2.3	Non-Disclosure and Non-Use. Unless the Corporation first gives Mr. Wood written permission to do so under Section 2. 7 of this Confidentiality and Assignment Agreement, Mr. Wood will not at any time, either during or after his involvement in any capacity with the Corporation;

(a)	use any Confidential Information or his recollections thereof for any purpose whatsoever except as necessary for the performance of his work for the Corporation;

(b)	disclose or cause to be disclosed Confidential Information or his recollections thereof to any person other than to employees, directors, officers, bankers, legal and financial advisors of the Corporation who have a need to know such Confidential Information in the performance of their work for the Corporation and who are bound by obligation of confidentiality; or

(c)	copy, reproduce, translate or adapt, or cause to be copied, reproduced, translated or adapted any Confidential Information except as necessary for the performance of his work for the Corporation.

2.4	Taking Precautions. Mr. Wood will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being destroyed, lost, or discovered, used, intercepted or copied by third parties. Mr. Wood shall not permit or cause any materials to be stored off the premises of the Corporation unless in accordance with written procedures and/or policies of the Corporation, as amended from time to time in writing.

2.5	Ownership of Confidential Information. As between Mr. Wood and the Corporation, the Corporation owns all right, title and interest in and to the Confidential Information, whether or not created, developed or prepared by Mr. Wood and all materials containing Confidential Information in any media.

2.6	Return of Confidential Information. Upon request of the Corporation, Mr. Wood shall promptly cease to use the Confidential Information and return to the Corporation all materials containing Confidential Information in any media in his possession or control, whether furnished by the Corporation or others to Mr. Wood, prepared by Mr. Wood, or otherwise belonging to the Corporation. Should the Corporation not so request, Mr. Wood shall, within thirty (30) days of the end of his active employment with the Corporation, cease to use the Confidential Information and return all materials containing the Confidential Information to the Corporation.

2.7	Exemptions. Mr. Wood’s obligation of confidentiality under this Confidentiality and Assignment Agreement will not apply to any information:

(a)	already known to Mr. Wood, though not due to a prior disclosure by the Corporation or by a person who obtained knowledge of the information, directly or indirectly, from the Corporation;

(b)	disclosed to Mr. Wood by a third party with a valid right to disclose it, provided said third party is not under an obligation of confidentiality, directly or indirectly, with the Corporation;

(c)	disclosed by Mr. Wood with the prior written approval of the Corporation;

(d)	published or available to the general public otherwise than through a breach of this Confidentiality and Assignment Agreement or another agreement of confidentiality with the Corporation; and

(e)	Mr. Wood is obligated by law to disclose in connection with any legal or administrative proceeding, to the extent of such obligation, provided that:

(i)	in the event that Mr. Wood is required to disclose such information or material, then, as soon as Mr. Wood becomes aware of this obligation to disclose, Mr. Wood will provide the Corporation with prompt written notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality and Assignment Agreement;

(ii)	if the Corporation agrees that the disclosure is required by law, it will give Mr. Wood written authorization to disclose the information for the required purposes only;

(iii)	if the Corporation does not agree that the disclosure is required by law, this Confidentiality and Assignment Agreement will continue to apply, except to the extent that a court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Confidentiality and Assignment Agreement is waived, Mr. Wood will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

2.8.	No License. Mr. Wood is not granted a license or other rights to any of the Confidential Information except as expressly set out in this Confidentiality and Assignment Agreement.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1	Disclosure. Mr. Wood agrees to promptly and fully inform the Corporation of his Work Product, whether or not patentable or otherwise registrable, throughout the course his involvement, in any capacity, with the Corporation and for a period of one (1) year after the end of such active involvement, whether or not developed before or after the execution of this Confidentiality and Assignment Agreement. On Mr. Wood. ceasing to be actively involved with the Corporation for any reason whatsoever and for a period of one (1) year following such involvement, Mr. Wood shall immediately deliver up to the Corporation all of his Work Product and not retain any Work Products in any form whatsoever.

3.2	Assignment of Rights. Mr. Wood. will assign, and does hereby assign, to the Corporation or, at the option of the Corporation, to the Corporation’s designee, without further consideration, Mr. Wood’s entire right, title and interest in and to all of his Work Product and all other rights and interests of a proprietary nature in and associated with his Work Product throughout the world, including, without limitation, all patents, patent applications, trademarks, trademark applications. copyrights filed and other applications filed and. registrations granted thereon, free and clear of all liens and encumbrances. To the extent that Mr. Wood retains or acquires legal title to any such rights and interests, Mr. Wood hereby declares and confirms that such legal title is and will be held by Mr. Wood only as trustee and agent for the Corporation. Mr. Wood agrees that the Corporation’s rights hereunder shall attach to all of his Work Product, notwithstanding that it may be perfected or reduced to specific form after Mr. Wood’s employment relationship with the Corporation has been terminated. Mr. Wood further agrees to maintain adequate and current written records on all of his Work Product which shall also remain the sole property of the Corporation.

3.3	Moral Rights. Without limiting the foregoing, Mr. Wood irrevocably waives any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that Mr. Wood may have with respect to his Work Product, and agrees never to assert any moral rights which Mr. Wood may havc with respect to his Work Product, including, without limitation. the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and Mr. Wood further confirms that the Corporation may use or alter any such Work Product as the Corporation sees fits in its absolute discretion.

3.4	Goodwill. Mr. Wood hereby agrees that all goodwill Mr. Wood has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Corporation relating to the business or affairs of the Corporation (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between Mr. Wood and the Corporation, be and remain the property of the Corporation exclusively, for the Corporation to use, alter, vary, adapt and exploit as the Corporation shall determine in its discretion.

3.5	Assistance with Proceedings. In the event any Invention shall be deemed by the Corporation to be copyrightable or patentable or otherwise registrable, Mr. Wood will assist the Corporation in obtaining and maintaining letters patent or other applicable registrations and in vesting the Corporation or the Corporation’s designee with full title to same (the Corporation will reimburse Mr. Wood for his reasonable out-of-pocket expenses in providing such assistance). Mr. Wood will sign whatever documents are necessary to give effect to this commitment. Should the Corporation be unable to secure Mr. Wood’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to Mr. Wood’s incapacity or any other cause, Mr. Wood hereby irrevocably designates and appoints the Corporation and each of its duly authorized officers and agents as his agent and attorney-in-fact with full power of substitution to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by Mr. Wood.

3.6	Further Assistance with Proceedings. Mr. Wood further agrees to reasonably assist the

Corporation during Mr. Wood’s involvement with the Corporation and thereafter, at the Corporation’s request and reasonable expense, in connection with any defense to an allegation of infringement of another person’s intellectual property rights, a claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.	GENERAL

4.1	Term and Duration of Obligation. This Confidentiality and Assignment Agreement is effective as of and from the Effective Dale and, except as otherwise agreed in a written instrument signed by the Corporation, shall survive the termination of Mr. Wood’s employment with the Corporation.

4.2	Binding Nature of Confidentiality and Assignment Agreement. This Confidentiality and Assignment Agreement is not assignable by Mr. Wood. Mr. Wood agrees that this Confidentiality and Assignment Agreement shall be binding upon his permitted assigns, heirs, executors, administrators and ether legal representatives, and will be for the benefit of the Corporation, its successor and assigns.

4.3	Publicity. Mr. Wood shall not, without the prior written consent of the Corporation, make or give any public announcements, press releases or statements to the public or the press regarding his Work Product or any Confidential Information.

4.4	Severability. If any covenant or provision of this Confidentiality and Assignment Agreement or of a section of this Confidentiality and Assignment Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

4.5	Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by the Corporation regarding any particular default or omission by Mr. Wood shall affect or impair any of the Corporation’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

4.6	Further Assurances. Mr. Wood will execute and deliver to the Corporation such further and other instruments and assurances and do such further acts as may be required to give effect to this Confidentiality and Assignment Agreement.

IN WITNESS WHEREOF the parties have entered into this Agreement on this 21 day of April, 2003.

/s/ Andrew S. Janoff

Authorized Signatory

/s/ David Wood

David Wood